Exhibit 99.1

TIME WARNER CABLE REPORTS

2012 THIRD-QUARTER RESULTS

NEW YORK, NY, November 5, 2012 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its third quarter ended September 30, 2012.

Time Warner Cable Chief Executive Officer Glenn Britt said: “Our third-quarter results were good, with most trends similar to the preceding quarter. Our operating results were driven by continued strong performance in residential high-speed data and business services, an acceleration in high-margin political advertising and the contributions from our Insight systems. During the quarter, we remained focused on investing in growing our business, while at the same time ramping capital returns to our shareholders.”

Britt continued, “Our sympathies go out to those suffering in the wake of Hurricane Sandy, and we are thankful for the efforts of our employees who worked in many ways to help keep our customers informed and connected during the storm, as well as those who have been dealing with the many after-effects.”

FINANCIAL RESULTS

Revenues for the third quarter of 2012 increased 9.2% from the third quarter of 2011 to $5.4 billion. Residential services revenues increased 7.0% to $4.5 billion and business services revenues grew 27.4% to $493 million, while advertising revenues increased 22.2% to $264 million.

(in millions; unaudited)	3rd Quarter				Year-to-Date 9/30
			Change				Change
	2012	2011	$	%	2012	2011	$	%
Residential services revenues:
Video	$2,722	$2,624	$98	3.7%	$8,230	$7,961	$269	3.4%
High-speed data	1,279	1,119	160	14.3%	3,744	3,328	416	12.5%
Voice	530	494	36	7.3%	1,577	1,484	93	6.3%
Other	17	13	4	30.8%	47	36	11	30.6%

Total residential services revenues	4,548	4,250	298	7.0%	13,598	12,809	789	6.2%

Business services revenues:
Video	83	73	10	13.7%	240	212	28	13.2%
High-speed data	235	187	48	25.7%	667	531	136	25.6%
Voice	83	52	31	59.6%	219	140	79	56.4%
Wholesale transport	47	39	8	20.5%	132	110	22	20.0%
Other	45	36	9	25.0%	128	67	61	91.0%

Total business services revenues	493	387	106	27.4%	1,386	1,060	326	30.8%

Advertising revenues	264	216	48	22.2%	740	638	102	16.0%

Other revenues	58	58	—	—	177	175	2	1.1%

Total revenues	$5,363	$4,911	$452	9.2%	$15,901	$14,682	$1,219	8.3%

Revenues for the third quarter of 2012 benefited from acquisitions, as detailed below.

(in millions; unaudited)	3rd Quarter 2012
	Historical TWC(a)	Organic % Change(b)	Acquisitions			Total TWC
			Insight	NewWave	Total
Residential services revenues:
Video	$2,573	(1.9%)	$138	$11	$149	$2,722
High-speed data	1,209	8.0%	66	4	70	1,279
Voice	489	(1.0%)	38	3	41	530
Other	17	30.8%	—	—	—	17

Total residential services revenues	4,288	0.9%	242	18	260	4,548
Business services revenues	474	22.5%	17	2	19	493
Advertising revenues	253	17.1%	11	—	11	264
Other revenues	58	—	—	—	—	58

Total revenues	$5,073	3.3%	$270	$20	$290	$5,363

(a)

Historical TWC amounts exclude the results of (i) Insight Communications Company, Inc. (acquired on February 29, 2012) and (ii) the cable systems acquired from NewWave Communications on November 1, 2011.

(b)	Organic % Change represents the change between the Historical TWC amounts for the third quarter of 2012 and TWC’s results for the third quarter of 2011 included in the table on page 1.

(in millions; unaudited)	Year-to-Date 9/30/2012
	Historical TWC(a)	Organic % Change(b)	Acquisitions				Total TWC
			Insight(c)	NewWave	NaviSite(d)	Total
Residential services revenues:
Video	$7,872	(1.1%)	$325	$33	$—	$358	$8,230
High-speed data	3,577	7.5%	154	13	—	167	3,744
Voice	1,480	(0.3%)	89	8	—	97	1,577
Other	45	25.0%	2	—	—	2	47

Total residential services revenues	12,974	1.3%	570	54	—	624	13,598
Business services revenues	1,294	22.1%	38	5	49	92	1,386
Advertising revenues	714	11.9%	26	—	—	26	740
Other revenues	175	—	2	—	—	2	177

Total revenues	$15,157	3.2%	$636	$59	$49	$744	$15,901

(a)

Historical TWC amounts include the results of NaviSite, Inc. (acquired on April 21, 2011) for the period of April 21 through September 30, 2012 and exclude the results of (i) NaviSite from January 1 through April 20, 2012, (ii) Insight and (iii) the cable systems acquired from NewWave.

(b)

Organic % Change represents the change between the Historical TWC amounts for the nine months ended September 30, 2012 and TWC’s results for the nine months ended September 30, 2011 included in the table on page 1.

(c)	Insight amounts represent the financial results of Insight from the date of acquisition (February 29, 2012) through September 30, 2012.
(d)	NaviSite amounts represent NaviSite’s results for the period from January 1 through April 20, 2012.

Excluding the impact from acquisitions:

Residential services revenues

Residential services revenue growth was primarily driven by an increase in high-speed data revenues, partially offset by declines in video and voice revenues.

•

The growth in residential high-speed data revenues was the result of growth in high-speed data subscribers and an increase in average revenues per subscriber (due to both price increases and a greater percentage of subscribers purchasing higher-priced tiers of service).

•

Residential video revenues decreased driven by declines in video subscribers and transactional video-on-demand revenues, partially offset by price increases, a greater percentage of subscribers purchasing higher-priced tiers of service and increased revenues from equipment rental charges.

•	Residential voice revenues decreased slightly due to a decrease in average revenues per subscriber, primarily due to promotional offers, partially offset by growth in voice subscribers.

Business services revenues

Business services revenue growth was primarily due to increases in high-speed data and voice subscribers and growth in Metro Ethernet revenues.

Advertising revenues

Advertising revenues increased primarily as a result of increases in political advertising and revenues from advertising inventory sold on behalf of other video distributors.

Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”) for the third quarter of 2012 increased 9.2% from the third quarter of 2011 to $1.9 billion. The increase was driven by revenue growth, partially offset by a 9.2% increase in operating expenses.

Operating expenses grew primarily due to higher employee costs, video programming expenses, other operating costs and voice costs. Employee costs were up 10.0% to $1.1 billion, due to higher headcount (primarily driven by acquisitions and organic growth in business services, partially offset by an organic decline in residential services) and higher compensation costs per employee. Pension costs increased $15 million. Video programming expenses grew 8.2% to $1.2 billion due to an increase in average monthly video programming costs per video subscriber and a net increase in video subscribers (primarily due to the acquisition of Insight offset, in part, by an organic decline in video subscribers). Average monthly video programming costs per video subscriber increased 6.1% year-over-year to $31.45 for the third quarter of 2012, primarily driven by contractual rate increases, partially offset by a decline in transactional video-on-demand costs. For the third quarter of 2012 and 2011, video programming costs were reduced by approximately $5 million and $10 million, respectively, due to net changes in cost estimates for programming services carried without a contract, changes in programming audit reserves and certain contract settlements. Voice costs were up 11.0% to $151 million, primarily as a result of an increase in voice subscribers due to both organic growth and the Insight acquisition, partially offset by a decrease in delivery costs per subscriber related to the in-sourcing of voice transport, switching and interconnection services.

Operating Income for the third quarter of 2012 increased 9.2% from the third quarter of 2011 to $1.1 billion, driven by higher Adjusted OIBDA, partially offset by higher depreciation and amortization expenses primarily as a result of the Company’s recent acquisitions (largely Insight). The increase in depreciation expense was partially offset by certain assets acquired in the 2006 transactions with Adelphia Communications Corporation and Comcast Corporation that were fully depreciated as of July 31, 2012.

(in millions; unaudited)	3rd Quarter				Year-to-Date 9/30
			Change				Change
	2012	2011	$	%	2012	2011	$	%
Adjusted OIBDA(a)	$1,946	$1,782	$164	9.2%	$5,830	$5,337	$493	9.2%
Adjusted OIBDA margin(b)	36.3%	36.3%			36.7%	36.4%
Merger-related and restructuring costs	(32)	(21)	(11)	52.4%	(98)	(36)	(62)	172.2%

OIBDA(a)	1,914	1,761	153	8.7%	5,732	5,301	431	8.1%
Depreciation	(789)	(750)	(39)	5.2%	(2,377)	(2,238)	(139)	6.2%
Amortization	(31)	(9)	(22)	244.4%	(79)	(23)	(56)	243.5%

Operating Income	$1,094	$1,002	$92	9.2%	$3,276	$3,040	$236	7.8%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of OIBDA and Adjusted OIBDA.
(b)	Adjusted OIBDA margin is defined as Adjusted OIBDA as a percentage of total revenues.

Adjusted OIBDA less Capital Expenditures for the first nine months of 2012 totaled $3.6 billion, an 8.9% increase over the first nine months of 2011, due to higher Adjusted OIBDA, partially offset by higher capital expenditures. Capital Expenditures were $2.2 billion for the first nine months of 2012, a 9.8% increase over the first nine months of 2011, largely reflecting higher spending in line extensions, support capital, customer premise equipment and scalable infrastructure.

(in millions; unaudited)	3rd Quarter				Year-to-Date 9/30
			Change				Change
	2012	2011	$	%	2012	2011	$	%
Adjusted OIBDA(a)	$1,946	$1,782	$164	9.2%	$5,830	$5,337	$493	9.2%
Capital expenditures	(773)	(632)	(141)	22.3%	(2,191)	(1,995)	(196)	9.8%

Adjusted OIBDA less capital expenditures(a)	$1,173	$1,150	$23	2.0%	$3,639	$3,342	$297	8.9%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA and Adjusted OIBDA less capital expenditures.

Net Income Attributable to TWC Shareholders was $808 million, or $2.64 per basic common share and $2.60 per diluted common share, for the third quarter of 2012 compared to $356 million, or $1.09 per basic common share and $1.08 per diluted common share, for the third quarter of 2011. The growth in net income attributable to TWC shareholders resulted primarily from a change in other income (expense), net, and growth in Operating Income, partially offset by higher income tax provision (which included a net benefit from certain tax matters) and interest expense, net. The change in other income (expense), net, was primarily due to third-quarter 2012 investment-related gains (SpectrumCo, LLC and Clearwire Corporation) and a decline in losses from Clearwire Communications LLC as the Company’s investment was reduced to $0 during the third quarter of 2011.

Adjusted Net Income Attributable to TWC Shareholders and Adjusted Diluted EPS, which exclude the investment-related gains (SpectrumCo and Clearwire) and certain other items affecting the comparability of TWC’s results for the third quarters of 2012 and 2011 detailed in Note 1 to the accompanying consolidated financial statements, were $438 million and $1.41, respectively, for the third quarter of 2012 compared to $366 million and $1.11, respectively, for the third quarter of 2011. These increases were primarily due to higher Operating Income and a change in other income (expense), net, partially offset by higher income tax provision and interest expense, net. The change in other income (expense), net, was primarily due to a decline in losses from Clearwire Communications as the Company’s investment was reduced to $0 during the third quarter of 2011. Additionally, Adjusted Diluted EPS for the third quarter of 2012 benefited from lower average common shares outstanding as a result of share repurchases under the Company’s stock repurchase program.

(in millions, except per share data; unaudited)	3rd Quarter				Year-to-Date 9/30
			Change				Change
	2012	2011	$	%	2012	2011	$	%
Net income attributable to TWC shareholders	$808	$356	$452	127.0%	$1,642	$1,101	$541	49.1%
Adjusted net income attributable to TWC shareholders(a)	$438	$366	$72	19.7%	$1,318	$1,126	$192	17.1%

Net income per common share attributable to TWC common shareholders:
Basic	$2.64	$1.09	$1.55	142.2%	$5.27	$3.28	$1.99	60.7%
Diluted	$2.60	$1.08	$1.52	140.7%	$5.22	$3.24	$1.98	61.1%
Adjusted Diluted EPS(a)	$1.41	$1.11	$0.30	27.0%	$4.19	$3.32	$0.87	26.2%

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS.

Free Cash Flow for the first nine months of 2012 decreased 16.6% to $2.0 billion from $2.4 billion in the first nine months of 2011, due mainly to lower cash provided by operating activities and an increase in capital expenditures. Cash Provided by Operating Activities for the first nine months of 2012 was $4.1 billion, a 5.3% decrease from $4.3 billion in the first nine months of 2011. This decrease was driven by a significant income tax refund (received in the first quarter of 2011) and increases in income tax payments, net interest payments and pension plan contributions, partially offset by higher Adjusted OIBDA.

(in millions; unaudited)	3rd Quarter				Year-to-Date 9/30
			Change				Change
	2012	2011	$	%	2012	2011	$	%
Adjusted OIBDA(a)	$1,946	$1,782	$164	9.2%	$5,830	$5,337	$493	9.2%
Net interest payments	(456)	(408)	(48)	11.8%	(1,302)	(1,128)	(174)	15.4%
Net income tax refunds (payments)	(214)	(54)	(160)	296.3%	(291)	167	(458)	(274.3%)
Pension plan contributions	(150)	(77)	(73)	94.8%	(152)	(79)	(73)	92.4%
All other, net, including working capital changes	69	21	48	228.6%	30	47	(17)	(36.2%)

Cash provided by operating activities	1,195	1,264	(69)	(5.5%)	4,115	4,344	(229)	(5.3%)
Add:
Income taxes paid on investment sales	—	—	—	NM	—	—	—	NM
Excess tax benefit from exercise of stock options	13	5	8	160.0%	73	46	27	58.7%
Less:
Capital expenditures	(773)	(632)	(141)	22.3%	(2,191)	(1,995)	(196)	9.8%
Cash paid for other intangible assets	(11)	(22)	11	(50.0%)	(27)	(36)	9	(25.0%)
Other	(1)	(2)	1	(50.0%)	(5)	(4)	(1)	25.0%

Free Cash Flow(a)	423	613	(190)	(31.0%)	1,965	2,355	(390)	(16.6%)
Economic Stimulus Act impacts(b)	25	(84)	109	(129.8%)	76	(536)	612	(114.2%)

Free Cash Flow excluding Economic Stimulus Act impacts	$448	$529	$(81)	(15.3%)	$2,041	$1,819	$222	12.2%

NM—Not meaningful.

(a)	Refer to Note 2 to the accompanying consolidated financial statements for a definition of Adjusted OIBDA and Free Cash Flow.
(b)	Additional information on the Economic Stimulus Acts is available in the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Net Debt and Mandatorily Redeemable Preferred Equity totaled $23.5 billion as of September 30, 2012 compared to $21.6 billion as of December 31, 2011, as the cash used for the acquisition of Insight, share repurchases and dividend payments was greater than Free Cash Flow and the proceeds from the sale of SpectrumCo’s advanced wireless spectrum licenses.

(in millions; unaudited)	9/30/2012	12/31/2011
Long-term debt	$25,187	$24,320
Debt due within one year	1,876	2,122

Total debt	27,063	26,442
Cash and equivalents	(3,853)	(5,177)

Net debt(a)	23,210	21,265
Mandatorily redeemable preferred equity	300	300

Net debt and mandatorily redeemable preferred equity	$23,510	$21,565

(a)	Net debt is defined as total debt less cash and equivalents.

RETURN OF CAPITAL

Time Warner Cable returned $673 million to shareholders during the quarter. Share repurchases during the third quarter of 2012 totaled $500 million or 5.7 million shares of common stock. As of September 30, 2012, $2.8 billion remained under the Company’s share repurchase authorization. Time Warner Cable also paid a regular dividend of $0.56 per share of common stock, $173 million in aggregate, during the third quarter of 2012.

SUBSCRIBER METRICS

(in thousands)	6/30/2012	Net Additions (Declines)	9/30/2012
Residential services subscribers:
Video	12,299	(140)	12,159
High-speed data	10,775	85	10,860
Voice	4,990	—	4,990
Business services subscribers:
Video	185	—	185
High-speed data	433	13	446
Voice	198	14	212

Single play subscribers	5,950	(14)	5,936
Double play subscribers	5,099	(29)	5,070
Triple play subscribers	4,244	14	4,258

Customer relationships	15,293	(29)	15,264

For definitions related to the Company’s subscriber metrics, refer to the Trending Schedules posted on the Company’s website at www.twc.com/investors.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including OIBDA, Adjusted OIBDA, Adjusted OIBDA less capital expenditures, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow.

Refer to Note 2 to the accompanying consolidated financial statements for a discussion of the Company’s use of non-GAAP financial measures.

About Time Warner Cable

Time Warner Cable Inc. (NYSE: TWC) is among the largest providers of video, high-speed data and voice services in the United States, connecting more than 15 million customers to entertainment, information and each other. Time Warner Cable Business Class offers data, video and voice services to businesses of all sizes, cell tower backhaul services to wireless carriers and, through its NaviSite subsidiary, managed and outsourced information technology solutions and cloud services. Time Warner Cable Media, the advertising arm of Time Warner Cable, offers national, regional and local companies innovative advertising solutions. More information about the services of Time Warner Cable is available at www.twc.com, www.twcbc.com, www.navisite.com, and www.twcmedia.com.

Additional details on financial and subscriber metrics are included in the Trending Schedules and Presentation Slides posted on the Company’s Investor Relations website at www.twc.com/investors.

Information on Conference Call

Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Monday, November 5, 2012. To listen to the call, visit www.twc.com/investors.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Corporate Communications	Investor Relations
Alex Dudley (212) 364-8229	Tom Robey (212) 364-8218
Justin Venech (212) 364-8242	Laraine Mancini (212) 364-8202

# # #

TIME WARNER CABLE INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30, 2012	December 31, 2011
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$3,853	$5,177
Receivables, less allowances of $82 million and $62 million as of September 30, 2012 and December 31, 2011, respectively	899	767
Deferred income tax assets	372	267
Other current assets	238	187

Total current assets	5,362	6,398
Investments	88	774
Property, plant and equipment, net	14,510	13,905
Intangible assets subject to amortization, net	666	228
Intangible assets not subject to amortization	26,011	24,272
Goodwill	2,893	2,247
Other assets	555	452

Total assets	$50,085	$48,276

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$458	$545
Deferred revenue and subscriber-related liabilities	191	169
Accrued programming expense	875	807
Current maturities of long-term debt	1,876	2,122
Mandatorily redeemable preferred equity issued by a subsidiary	300	—
Other current liabilities	1,834	1,727

Total current liabilities	5,534	5,370
Long-term debt	25,187	24,320
Mandatorily redeemable preferred equity issued by a subsidiary	—	300
Deferred income tax liabilities, net	11,262	10,198
Other liabilities	485	551
TWC shareholders’ equity:
Common stock, $0.01 par value, 303.3 million and 315.0 million shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	3	3
Additional paid-in capital	7,707	8,018
Retained earnings	440	68
Accumulated other comprehensive loss, net	(541)	(559)

Total TWC shareholders’ equity	7,609	7,530
Noncontrolling interests	8	7

Total equity	7,617	7,537

Total liabilities and equity	$50,085	$48,276

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in millions, except per share data)
Revenues	$5,363	$4,911	$15,901	$14,682
Costs and expenses:
Costs of revenues(a)	2,499	2,286	7,377	6,855
Selling, general and administrative(a)	918	843	2,694	2,490
Depreciation	789	750	2,377	2,238
Amortization	31	9	79	23
Merger-related and restructuring costs	32	21	98	36

Total costs and expenses	4,269	3,909	12,625	11,642

Operating Income	1,094	1,002	3,276	3,040
Interest expense, net	(402)	(383)	(1,204)	(1,112)
Other income (expense), net	496	(22)	493	(84)

Income before income taxes	1,188	597	2,565	1,844
Income tax provision	(379)	(241)	(920)	(741)

Net income	809	356	1,645	1,103
Less: Net income attributable to noncontrolling interests	(1)	—	(3)	(2)

Net income attributable to TWC shareholders	$808	$356	$1,642	$1,101

Net income per common share attributable to TWC common shareholders:
Basic	$2.64	$1.09	$5.27	$3.28

Diluted	$2.60	$1.08	$5.22	$3.24

Average common shares outstanding:
Basic	305.7	323.8	310.2	333.7

Diluted	310.2	329.1	314.8	339.4

Cash dividends declared per share of common stock	$0.56	$0.48	$1.68	$1.44

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
	(in millions)
OPERATING ACTIVITIES
Net income	$1,645	$1,103
Adjustments for noncash and nonoperating items:
Depreciation	2,377	2,238
Amortization	79	23
Pretax gain on sale of investment in Clearwire	(64)	—
(Income) loss from equity-method investments, net of cash distributions	(433)	98
Deferred income taxes	409	575
Equity-based compensation expense	104	88
Excess tax benefit from equity-based compensation	(73)	(46)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables	(31)	34
Accounts payable and other liabilities	105	8
Other changes	(3)	223

Cash provided by operating activities	4,115	4,344

INVESTING ACTIVITIES
Acquisitions and investments, net of cash acquired and distributions received	(1,426)	(333)
Proceeds from SpectrumCo’s sale of spectrum licenses	1,112	—
Capital expenditures	(2,191)	(1,995)
Other investing activities	23	21

Cash used by investing activities	(2,482)	(2,307)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	2,258	3,227
Repayments of long-term debt	(1,750)	—
Repayments of long-term debt assumed in acquisitions	(1,730)	(44)
Debt issuance costs	(25)	(24)
Proceeds from exercise of stock options	124	109
Taxes paid in cash in lieu of shares issued for equity-based compensation	(43)	(29)
Excess tax benefit from equity-based compensation	73	46
Dividends paid	(529)	(488)
Repurchases of common stock	(1,287)	(2,291)
Other financing activities	(48)	(17)

Cash provided (used) by financing activities	(2,957)	489

Increase (decrease) in cash and equivalents	(1,324)	2,526
Cash and equivalents at beginning of period	5,177	3,047

Cash and equivalents at end of period	$3,853	$5,573

See accompanying notes.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	ITEMS AFFECTING COMPARABILITY

The following items affected the comparability of Time Warner Cable Inc.’s (“TWC” or the “Company”) results for the three and nine months ended September 30, 2012 and 2011:

(in millions, except per share data)	OIBDA(a)	D&A(a)	Operating Income	Other(a)	Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)

3rd Quarter 2012:
As reported	$1,914	$(820)	$1,094	$93	$(379)	$808	$2.60
Year-over-year change, as reported:
$	$153	$(61)	$92	$498	$(138)	$452	$1.52
%	8.7%	8.0%	9.2%	(123.0%)	57.3%	127.0%	140.7%

Items affecting comparability:
Merger-related and restructuring costs	32	—	32	—	(14)	18	0.06
Gain on sale of SpectrumCo licenses(b)	—	—	—	(430)	169	(261)	(0.84)
Gain on sale of investment in Clearwire(c)	—	—	—	(64)	(19)	(83)	(0.27)
Loss on equity award reimbursement obligation to Time Warner(d)	—	—	—	7	(3)	4	0.01
Change in net deferred income tax liability effective tax rate(e)	—	—	—	—	(63)	(63)	(0.20)
Impact of partnership basis difference(f)	—	—	—	—	15	15	0.05

As adjusted	$1,946	$(820)	$1,126	$(394)	$(294)	$438	$1.41
Year-over-year change, as adjusted:
$	$164	$(61)	$103	$19	$(50)	$72	$0.30
%	9.2%	8.0%	10.1%	(4.6%)	20.5%	19.7%	27.0%

3rd Quarter 2011:
As reported	$1,761	$(759)	$1,002	$(405)	$(241)	$356	$1.08

Items affecting comparability:
Merger-related and restructuring costs	21	—	21	—	(8)	13	0.04
Gain on equity award reimbursement obligation to Time Warner(d)	—	—	—	(8)	3	(5)	(0.02)
Impact of expired Time Warner stock options, net(g)	—	—	—	—	2	2	0.01

As adjusted	$1,782	$(759)	$1,023	$(413)	$(244)	$366	$1.11

(a)

OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other income (expense), net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.

(b)	On August 24, 2012, SpectrumCo, LLC (“SpectrumCo”), of which TWC owns 31.2%, sold all of its advanced wireless spectrum licenses to Cellco Partnership (doing business as Verizon Wireless).
(c)

On September 27, 2012, the Company sold all of its investment in Clearwire Corporation (“Clearwire”), the proceeds of which were received on October 3, 2012. Income tax provision amount includes a $46 million benefit related to the reversal of a valuation allowance against a deferred income tax asset associated with the Company’s investment in Clearwire as a result of the Company’s ability to fully realize the capital losses from the sale of its Clearwire interests by offsetting capital gains related to SpectrumCo’s sale of spectrum licenses.

(d)

Pursuant to an agreement with Time Warner Inc. (“Time Warner”), TWC is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise or vesting of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value are recorded in other income (expense), net, in the period of change.

(e)

Amount represents a benefit related to a change in the tax rate applied to calculate the Company’s net deferred income tax liability as a result of an internal reorganization effective on September 30, 2012.

(f)	Amount represents a charge related to the recording of a deferred income tax liability associated with a partnership basis difference.
(g)

Amount represents the impact of the reversal of deferred income tax assets associated with Time Warner stock option awards held by TWC employees, net of excess tax benefits realized upon the exercise of TWC stock options or vesting of TWC restricted stock units.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in millions, except per share data)	OIBDA(a)	D&A(a)	Operating Income	Other(a)	Income Tax Provision	TWC Net Income(a)	Diluted EPS(a)

Year-to-Date 9/30/2012:
As reported	$5,732	$(2,456)	$3,276	$(714)	$(920)	$1,642	$5.22
Year-over-year change, as reported:
$	$431	$(195)	$236	$484	$(179)	$541	$1.98
%	8.1%	8.6%	7.8%	(40.4%)	24.2%	49.1%	61.1%

Items affecting comparability:
Merger-related and restructuring costs	98	—	98	—	(40)	58	0.18
Asset impairments(b)	—	—	—	12	(5)	7	0.02
Gain on sale of SpectrumCo licenses(c)	—	—	—	(430)	169	(261)	(0.83)
Gain on sale of investment in Clearwire(d)	—	—	—	(64)	(19)	(83)	(0.26)
Loss on equity award reimbursement obligation to Time Warner(e)	—	—	—	5	(2)	3	0.01
Change in net deferred income tax liability effective tax rate(f)	—	—	—	—	(63)	(63)	(0.20)
Impact of partnership basis difference(g)	—	—	—	—	15	15	0.05

As adjusted	$5,830	$(2,456)	$3,374	$(1,191)	$(865)	$1,318	$4.19
Year-over-year change, as adjusted:
$	$493	$(195)	$298	$10	$(116)	$192	$0.87
%	9.2%	8.6%	9.7%	(0.8%)	15.5%	17.1%	26.2%

Year-to-Date 9/30/2011:
As reported	$5,301	$(2,261)	$3,040	$(1,198)	$(741)	$1,101	$3.24

Items affecting comparability:

Merger-related and restructuring costs	36	—	36	—	(14)	22	0.07
Gain on equity award reimbursement obligation to Time Warner(e)	—	—	—	(3)	1	(2)	—
Impact of domestic production activities deduction	—	—	—	—	(9)	(9)	(0.03)
Impact of expired Time Warner stock options, net(h)	—	—	—	—	14	14	0.04

As adjusted	$5,337	$(2,261)	$3,076	$(1,201)	$(749)	$1,126	$3.32

(a)

OIBDA represents Operating Income before Depreciation and Amortization. D&A represents depreciation and amortization. Other consists of interest expense, net, other income (expense), net, and net income attributable to noncontrolling interests. TWC net income represents net income attributable to TWC shareholders. Diluted EPS represents net income per diluted common share attributable to TWC common shareholders.

(b)	Amount represents an impairment of TWC’s investment in Canoe Ventures LLC, an equity-method investee engaged in the development of advanced advertising platforms.
(c)	On August 24, 2012, SpectrumCo, of which TWC owns 31.2%, sold all of its advanced wireless spectrum licenses to Verizon Wireless.
(d)

On September 27, 2012, the Company sold all of its investment in Clearwire, the proceeds of which were received on October 3, 2012. Income tax provision amount includes a $46 million benefit related to the reversal of a valuation allowance against a deferred income tax asset associated with the Company’s investment in Clearwire as a result of the Company’s ability to fully realize the capital losses from the sale of its Clearwire interests by offsetting capital gains related to SpectrumCo’s sale of spectrum licenses.

(e)

Pursuant to an agreement with Time Warner, TWC is obligated to reimburse Time Warner for the cost of certain Time Warner equity awards held by TWC employees upon exercise or vesting of such awards. Amounts represent the change in the reimbursement obligation, which fluctuates primarily with the fair value and expected volatility of Time Warner common stock, and changes in fair value are recorded in other income (expense), net, in the period of change.

(f)

Amount represents a benefit related to a change in the tax rate applied to calculate the Company’s net deferred income tax liability as a result of an internal reorganization effective on September 30, 2012.

(g)	Amount represents a charge related to the recording of a deferred income tax liability associated with a partnership basis difference.
(h)

Amount represents the impact of the reversal of deferred income tax assets associated with Time Warner stock option awards held by TWC employees, net of excess tax benefits realized upon the exercise of TWC stock options or vesting of TWC restricted stock units.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

2.	USE OF NON-GAAP FINANCIAL MEASURES

In discussing its performance, the Company may use certain measures that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These measures include OIBDA, Adjusted OIBDA, Adjusted OIBDA less capital expenditures, Adjusted net income attributable to TWC shareholders, Adjusted Diluted EPS and Free Cash Flow, which the Company defines as follows:

•	OIBDA (Operating Income before Depreciation and Amortization) means Operating Income before depreciation of tangible assets and amortization of intangible assets.

•

Adjusted OIBDA means OIBDA excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; merger-related and restructuring costs; and costs associated with certain equity awards granted to employees to offset value lost as a result of the Company’s separation from Time Warner (the “Separation”).

•	Adjusted OIBDA less capital expenditures means Adjusted OIBDA minus capital expenditures.

•

Adjusted net income attributable to TWC shareholders means net income attributable to TWC shareholders (as defined under GAAP) excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on asset sales; merger-related and restructuring costs; changes in the Company’s equity award reimbursement obligation to Time Warner; certain changes to income tax provision; and costs associated with certain equity awards granted to employees to offset value lost as a result of the Separation; as well as the impact of taxes and noncontrolling interests on the above items. Similarly, Adjusted Diluted EPS means net income per diluted common share attributable to TWC common shareholders excluding the above items.

•

Free Cash Flow means cash provided by operating activities (as defined under GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus (i) any income taxes paid on investment sales and (ii) any excess tax benefit from equity-based compensation, less (i) capital expenditures, (ii) cash paid for other intangible assets (excluding those associated with business combinations), (iii) partnership distributions to third parties and (iv) principal payments on capital leases.

Management uses OIBDA and Adjusted OIBDA, among other measures, in evaluating the performance of the Company’s business because they eliminate the effects of (i) considerable amounts of noncash depreciation and amortization and (ii) items not within the control of the Company’s operations managers (such as net income attributable to noncontrolling interests, income tax provision, other income (expense), net, and interest expense, net). Adjusted OIBDA further eliminates the effects of certain noncash items identified in the definition of Adjusted OIBDA above. Adjusted OIBDA less capital expenditures also allows management to evaluate performance including the effect of capital spending decisions. Adjusted OIBDA and Adjusted OIBDA less capital expenditures are also significant performance measures used in the Company’s annual incentive compensation programs. Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS are considered important indicators of the operational strength of the Company as these measures eliminate amounts that do not reflect the fundamental performance of the Company. The Company utilizes Adjusted Diluted EPS, among other measures, to evaluate its performance both on an absolute basis and relative to its peers and the broader market. Management believes that Free Cash Flow is an important indicator of the Company’s ability to generate cash, reduce net debt, pay dividends, repurchase common stock and make

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

strategic investments, after the payment of cash taxes, interest and other cash items. In addition, all of these measures are commonly used by analysts, investors and others in evaluating the Company’s performance and liquidity.

These measures have inherent limitations. For example, OIBDA and Adjusted OIBDA do not reflect capital expenditures or the periodic costs of certain capitalized assets used in generating revenues. To compensate for such limitations, management evaluates performance through Adjusted OIBDA less capital expenditures and Free Cash Flow, which reflect capital expenditure decisions, and net income attributable to TWC shareholders, which reflects the periodic costs of capitalized assets. Adjusted OIBDA and Adjusted OIBDA less capital expenditures do not reflect any of the items noted as exclusions in the definition of Adjusted OIBDA above. To compensate for these limitations, management evaluates performance through OIBDA and net income attributable to TWC shareholders, which do reflect such items. OIBDA, Adjusted OIBDA and Adjusted OIBDA less capital expenditures also fail to reflect the significant costs borne by the Company for income taxes and debt servicing costs, the share of OIBDA, Adjusted OIBDA and Adjusted OIBDA less capital expenditures attributable to noncontrolling interests, the results of the Company’s equity investments and other non-operational income or expense. Additionally, Adjusted net income attributable to TWC shareholders and Adjusted Diluted EPS do not reflect certain charges that affect the operating results of the Company and they involve judgment as to whether items affect fundamental operating performance. Management compensates for these limitations by using other analytics such as a review of net income attributable to TWC shareholders. Free Cash Flow, a liquidity measure, does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such investments and acquisitions through other measures such as return on investment analyses.

These non-GAAP measures should be considered in addition to, not as substitutes for, the Company’s Operating Income, net income attributable to TWC shareholders and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.